Exhibit 10.12

February 24, 2013

VIA EMAIL

Mr. Robert O’Boyle

OFFER OF EMPLOYMENT WITH LIQUID HOLDINGS GROUP, LLC

I am pleased to confirm our offer to you for the position of Executive Vice President, Director of Sales and Marketing for Liquid Holdings Group, LLC and its affiliated entities (together “LIQUID”) starting March 1, 2013 (the “Effective Date”) and ending March 1, 2015. LIQUID will pay you an annual salary of $350,000, paid in accordance with LIQUID’s current payroll practices.

Additional Compensation Terms Are As Follows:

1.	LIQUID will pay you a guaranteed bonus of $150,000 for your first full year of employment, payable in three equal installments beginning with the first installment on June 30, 2013 and the second installment on September 31, 2013 (“First Year Bonus”). The final installment of the First Year Bonus will be paid in accordance with the standard end of year Bonus payments for LIQUID employees.

2.	LIQUID will pay you a guaranteed bonus of $100,000 for your second full year of employment, payable in four equal calendar quarter installments (“Second Year Bonus”); provided that the final installment of the Second Year Bonus will be paid in accordance with the standard end of year Bonus payments for LIQUID employees.

3.	Within the first 90 (ninety) days following the Effective Date, LIQUID will initiate a variable sales incentive compensation plan with you based upon mutually agreed upon sales and revenue targets (“Variable Sales Incentive Compensation Plan”). The guaranteed bonus payments referred to in items 1 and 2 above will be credited against any payments that would be due under the Variable Sales Incentive Compensation Plan, once implemented.

4.	On June 1, 2013, LIQUID will pay you a one-time cash bonus of $82,000. The bonus is in lieu of forgone payments with your previous employer.

5.	Upon the Effective Date LIQUID will award to you 0.5% of LIQUID, in the form of stock options, in accordance with the provisions of LIQUID’s 2012 Stock Incentive Plan (herein the “Plan”), attached to this Letter to vest in three equal installments on the anniversary date of the grant date.

6.	Upon the Effective Date LIQUID will award to you 0.25% of LIQUID in the form of Restricted Stock Units (“RSUs”), in accordance with the provisions of LIQUID’s 2012 Stock Incentive Plan to vest in three equal installments on the anniversary date of the grant date.

7.	Following an Initial Public Offering (“IPO”) of LIQUID, upon LIQUID reaching a market capitalization of $300 million (at any point in time) you will be awarded 0.25% of LIQUID in the form of immediately vesting Restricted Stock Units (“RSUs”).

In the position of Executive Vice President, Director of Sales and Marketing, you will report to the CEO of LIQUID. You will also become part of LIQUID’S Management Executive Committee, and will be invited to participate in significant business planning decisions within that Committee’s mandate.

You will be eligible to participate in LIQUID’s equity incentive program, as governed by the provisions of those programs, which are administered by the Management Compensation Committee of the Board of Governors under the rules and procedures approved by the Committee.

You will also be eligible to participate in employee benefit plans available to all LIQUID officers and employees. Current LIQUID benefits include fully-paid comprehensive health insurance. As additional benefit plans are offered to employees, you will be eligible to participate.

You will be eligible for 20 vacation days per year accrued in accordance with LIQUID’s standard practice. During your first year of employment, you will be permitted to use vacation days in advance of their accrual, with appropriate notice and approval by me.

Termination of your employment with LIQUID, other than “for cause,” shall be governed by the following:

1.	Should your employment be involuntarily terminated (for purposes of this Offer Letter, this means your termination without cause by the Company or your resignation for Good Reason as defined herein) for reasons other than “for cause” within the first two (2) years of employment with LIQUID, you will receive nine (9) months of base salary.

2.	Additionally, should your employment be involuntarily terminated for reasons other than “for cause” within the first two (2) years of employment with LIQUID, LIQUID will accelerate the vesting of the next unvested tranche of any stock options or RSU’s subject to the Plan that would otherwise vest but for the termination of employment. For the avoidance of doubt, if involuntary termination occurs at 18 months following the Effective Date, and 67% of outstanding options and RSU’s subject to the Plan have not yet been vested, the next 33% of such stock options and RSU’s subject to the Plan will vest upon termination and your execution of all appropriate releases.

3.	Should your employment be involuntarily terminated for reasons other than “for cause” after the end of the first two (2) years of employment with LIQUID, you will receive one full year of base salary.

4.	Any payments due open a separation from service will be made within 90 days of the effective date of termination. However, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Internal Revenue Code section 409(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation of service,” such payment shall be made or provided at the date which is the earlier of (i) the expiration of the (6)-month period measured from the date of such “separation from service,” and (ii) the date of your death, to the extent required under Code Section 409A.

The term “for cause” shall mean your conviction of (or a plea of nolo contendere to) a felony of any kind or a crime involving moral turpitude or your willful commission of acts of dishonesty, misappropriation, gross neglect (other than as a result of physical or mental illness), fraud, or deceit in connection with your position. There will be no severance in the event of termination “for cause.”

Additionally, at any point during the length of your employment with LIQUID, should a “change of control” occur at LIQUID, and the change of control results in your involuntary termination, any unvested outstanding stock options or RSU’s under the Plan that you have been awarded will vest. For purposes herein, change of control will mean a change of ownership of the majority of all classes of equity of LIQUID, but under no circumstances will an IPO be considered a change of control.

In the event you voluntarily terminate your employment with LIQUID for “Good Reason,” you must provide valid Notice of Good Reason within 60 days of the occurrence of the event giving rise to the Good Reason claim. Good Reason is herein defined as (1) material diminution of your responsibilities; (2) material reduction in your base pay; (3) material breach of this offer letter by company; and (4) geographic relocation of more than 50 miles. Following the provision of such notice, LIQUID has thirty (30) days to cure any or all reasons giving rise to the Good Reason. If, at the end of the thirty day cure period, the circumstances that constitute Good Reason have not been remedied, you will be entitled to terminate your employment for Good Reason during the twenty (20)-day period that follows the end of the cure period. If you do not terminate your employment during such 20-day period, you shall not be permitted to terminate your employment for Good Reason as a result of the events in question.

Your principal place of work shall be located at LIQUID’s New York office at 800 Third Avenue. As your responsibilities may involve travel, your accommodations, airfare, and travel expenses will be subject to the LIQUID travel policy for employees who are similarly situated.

Please be advised that any changes or amendments to LIQUID’s policies, procedures, benefits and compensation program, as well as the corporate or departmental organization, will apply to you as they will to all LIQUID employees.

This offer is contingent upon acceptable routine background and reference checks.

All LIQUID employees are subject to policies as defined in the LIQUID Employee Handbook. In addition, you will be required to execute Non-Compete, Confidentiality, and Intellectual Property Assignment agreements similar to those of other LIQUID executives.

If you have any questions regarding this offer or the terms and conditions of employment, please call me at 212-293-2693. If the terms and conditions of this offer of employment are acceptable, please sign and date this letter, and return it to me via email. Please bring the executed copy with you on first day of employment.

Welcome to LIQUID. We believe you will find the work to be both challenging and personally rewarding, and I look forward to the contributions you will make toward achieving the goals of LIQUID.

SIGNATURE PAGE

Best regards,	AGREED AND ACCEPTED:

/s/ Brian Storms

Brian Storms
Chief Executive Officer	By:	/s/ Robert O’Boyle

	Date:	2/26/13